Exhibit 10.1

May 23, 2018

Mr. Robert G. Brown

SPAR Business Services, Inc.

7711 N. Military Trail

Suite 1000

Palm Beach Gardens, FL 33410

Attention: Robert G. Brown, President

Re: Notice of Cessation of Use of SBS Services Anticipated on or before August 15, 2018.

Dear Bob,

As per our discussion on May 3, 2018, SPAR Marketing Force, Inc. ("SMF"), is hereby giving SPAR Business Services (“SBS”) notice of SMF's decision to cease using SBS's services, anticipated on or before August 15, 2018.

SMF will work together with SBS (in particular, you and your team) throughout this transition while SBS continues to provide its services, and SMF continues to use those services, as we each strive to accomplish a smooth and seamless transition.

Please let me know of any questions.

Sincerely,

Kori Belzer

Chief Operating Officer

SPAR Marketing Force, Inc.

cc:	Christiaan M. Olivier
James R. Segreto Arthur B. Drogue Lawrence David Swift, Esq.